UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        October 29, 2010

MILLER PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(423) 663-9457

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 29, 2010, Miller Petroleum, Inc. entered into a Settlement Agreement to settle and resolve all claims related to the facts and transaction underlying the lawsuit styled Petro Capital III, LP v. Miller Petroleum, Inc., Civil Action No. 3:10-cv-00606P pending in the United States District Court for the Northern District of Texas, Dallas Division, seeking damages for breach of contract; damages for alleged negligent misrepresentation; a declaratory judgment regarding (1) the proper number of and exercise price of the original warrants to which Petro is entitled under a warrant and registration rights agreement, (2) the number of penalty warrants to which Petro may be entitled under a warrant and registration rights agreement, as well as the proper exercise price thereof, and (3) damages resulting from the alleged breach of contract; and attorney's fees.

The Settlement Agreement is between us and Petro Capital III, LP and Petro Capital Advisors, LLC. The Settlement Agreement provides for the issuance of a total of 518,510 shares of our common stock to Petro Capital III, LP and Petro Capital Advisors, LLC, mutual waivers and releases of claims, and the dismissal of the lawsuit. Each party will pay its own attorney's fees and costs.

Prospect Energy Corporation, the third party to the May 2005 financing transaction of which the warrants were a part, did not join in the settlement. Prospect Energy Corporation has not filed suit against us as of the date of this report.

The foregoing description of the terms and conditions of the Settlement Agreement is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.35.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

10.35	Settlement Agreement between Miller Petroleum, Inc. and Petro Capital III, LP and Petro Capital Advisors, LLC dated October 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: November 4, 2010	By:	/s/ Paul W. Boyd
Paul W. Boyd, Chief Financial Officer